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                                                [MAYER, BROWN, ROWE & MAW LOGO]


                                                1675 Broadway
June 20, 2002                                   New York, New York 10019-5820
                                                Main Tel (212) 506-2500
                                                Main Fax (212) 262-1910
Morgan Stanley Limited Duration Fund            www.mayerbrownrowe.com
c/o Morgan Stanley Trust
Harborside Financial Center, Plaza Two
Jersey City, NJ 07311


Ladies and Gentlemen:

     This opinion is being furnished to Morgan Stanley Limited Duration Fund, a Massachusetts business trust ("Limited Duration"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Limited Duration in connection with the acquisition by Limited Duration, of substantially all the assets of Morgan Stanley North American Government Income Trust, a Massachusetts business trust ("North American"), in exchange for shares of beneficial interest of Limited Duration ("Shares") and the assumption by Limited Duration of certain stated liabilities of North American pursuant to an Agreement and Plan of Reorganization dated as of April 25, 2002 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

     As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Nutter, McClennen & Fish LLP, dated June 18, 2002.

     Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in Limited Duration's Statement of Additional Information dated December 27, 2001 under the caption "Capital Stock And Other Securities").

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,



                                                Mayer, Brown, Rowe & Maw


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